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                                                                       EXHIBIT 8



                             [OGILVY RENAULT LETTERHEAD]

Direct Dial: (514) 847-6093
awalsh@ogilvyrenault.com

VIA SEDAR

September 17, 2003

British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Securities Commission
Manitoba Securities Commission
Ontario Securities Commission
Commission des valeurs mobilieres du Quebec
Nova Scotia Securities Commission
Office of the Administrator, New Brunswick
Registrar of Securities, Prince Edward Island
Securities Commission of Newfoundland


Dear Sirs/Mesdames:

RE: NEUROCHEM INC. - NEW ISSUE OF COMMON SHARES


We refer to the final short form base PREP prospectus (the "Prospectus") dated September 16, 2003 of Newrochem Inc. relating to the above-mentioned offering. We hereby consent to the use of our firm name on the face of the Prospectus and to the use of our firm name and the reference to our opinion under the heading "Eligibility for Investment" in the Prospectus. We also consent to the use of our firm name under the heading "Legal Matters" in the Prospectus.

We confirm that we have read the Prospectus and that we have no reason to believe that there are any misrepresentations in the information contained in the Prospectus:

(a)  that is derived from our opinion referred to above; or

(b) that is within our knowledge as a result of the services that we performed to render such opinion.




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                             [OGILVY RENAULT LOGO]


This letter is provided pursuant to the requirements of applicable securities legislation and is solely for the information of the addressees and is not to be referred to in whole or in part in the Prospectus or in any other similar document and is not to be relied upon for any other purpose.

Yours truly,

(signed)
OGILVY RENAULT